EXHIBIT 5

                                                May 12, 1994


        Securities and Exchange Commission
        Judiciary Plaza
        450 Fifth Street, N.W.
        Washington, DC 20549

        Re: Registration Statement on Form S-3 Relating to Shares of Common Stock, Par Value $1.00 Per Share, of Thermo Electron Corporation

        Dear Sirs:

             I am General Counsel to Thermo Electron Corporation (the "Company") and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on Form S-3 of 630,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), which may from time to time be sold by certain selling shareholders of the Company.

             I or members of my staff have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or members of my staff have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact as deemed necessary or appropriate.

             Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and when issued as contemplated by the Registration Statement will be validly issued, fully paid and non-assessable.

             Pursuant to the requirements of the Act, I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, including any amendments thereto, and to the use of my name under the caption "Legal Opinion" in the prospectus constituting a part thereof.

                                           Very truly yours,

                                           /s/ Seth H. Hoogasian

                                           Seth H. Hoogasian